Exhibit 10.16

SETTLEMENT AGREEMENT

THIS AGREEMENT, dated as of May 21, 2008 (the “Agreement”), is by and among SILICON STORAGE TECHNOLOGY, INC., a California corporation (the “Company”), and the other persons and entities that are signatories hereto (collectively, the “Riley Group,” and each, individually, a “member” of the Riley Group) which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, no par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, the Riley Group is the beneficial owner of 5,761,748 shares of Common Stock and in addition possesses shared voting and dispositive power over 509,876 shares of Common Stock, over which beneficial ownership is disclaimed;

WHEREAS, on April 11, 2008, the Riley Investment Partners Master Fund L.P. delivered to the Company a “Notice of Intention to Nominate Persons for Election as Directors” (the “Nomination Letter”) and on April 10, 2008, the Riley Group filed a preliminary proxy statement (the “Riley Proxy Statement”) on Schedule 14A with the SEC  announcing its intent to solicit proxies for the election of its own opposition slate of nominees (the “Proxy Solicitation”) for election to the Company’s board of directors (the “Board”) at the 2008 annual meeting of shareholders of the Company (the “2008 Annual Meeting”); and

WHEREAS, the Company and the members of the Riley Group have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, avoiding the Proxy Solicitation and the expense and disruption that may result therefrom.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Representations and Warranties of the Company.

The Company hereby represents and warrants to the Riley Group that:

(a)           this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(b)           neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, or result in a breach or violation of, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject;

(c)           the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not and will not violate the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, or any policy, procedure, charter or code of the Company; and

(d)           the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not and will not

(i)            violate in any material respect any law, rule, regulation or order of any court or other agency of government that is applicable to the Company; or

(ii)           have a material adverse effect on the enforceability of this Agreement.

2.             Representations and Warranties of the Riley Group.

Each member of the Riley Group represents and warrants to the Company:

(a)           this Agreement has been duly authorized, executed and delivered by each member, and is a valid and binding obligation of each member, enforceable against each member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(b)           the execution and delivery by each member of this Agreement and the performance by each member of its obligations hereunder do not and will not violate, any governing partnership agreement, membership agreement and/or any other governing instruments of such member, or any policy, procedure, charter or code of such member; and

(c)           the execution and delivery by each member of this Agreement and the performance by each member of its obligations hereunder do not and will not

(i)            violate in any material respect any law, rule, regulation or order of any court or other agency of government that is applicable to such member; or

(ii)           have a material adverse effect on the enforceability of this Agreement.

(d)           Bryant R. Riley (the “Riley Director) is “independent” as “independence” is defined by the listing standards of The NASDAQ Stock Market LLC.

(e)           The Riley Group is the beneficial owner of, in the aggregate, more than five percent (5%) of the outstanding Common Stock, as of the date hereof, and such ownership is set forth on Exhibit B hereto.

3.             Covenants of the Company and the Riley Group.

(a)           The Company shall include Mr. Riley in the Board’s slate of nominees for election as a director of the Company at the 2008 Annual Meeting and use its reasonable best efforts to cause the election of Mr. Riley at the 2008 Annual Meeting including, without limitation, recommending that the Company’s shareholders vote in favor of the election of Mr. Riley at the 2008 Annual Meeting and voting the shares of Common Stock represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board of Directors in connection with such meeting in favor of Mr. Riley, except for such proxies that specifically indicate a vote to withhold authority with respect to Mr. Riley.  Neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendation.

(b)           Upon election, the Board of Directors will appoint Mr. Riley to the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors for the duration of Mr. Riley’s service on the Board of Directors; provided Mr. Riley is then qualified to serve on such committees under applicable legal requirements and listing standards.  If at such time as Mr. Riley is not so qualified he may be removed from such committee by the Board of Directors.  Based solely upon information provided by, and representations from, Mr. Riley, the Company believes that Mr. Riley is qualified to serve on such committees under applicable legal requirements and listing standards.

(c)           The Nominating and Corporate Governance Committee will use its reasonable best efforts to find, and the Board shall use its reasonable best efforts to appoint one additional member to the Board of Directors as promptly as practicable.  Mr. Riley may submit names of candidates for consideration by the Nominating and Corporate Governance Committee for such additional member to the Board of Directors.  However, only candidates that have been reviewed and unanimously approved by the Nominating and Corporate Governance Committee will be considered by the Board of Directors.  All members of the Nominating and Corporate Governance Committee shall be integrally involved in all material aspects of the search for such new director.  The Riley Group acknowledges that Egon Zehnder International, a third-party recruiting firm, has been retained by the Nominating and Corporate Governance Committee to assist in such search and agrees not to object to the retention of such firm.  After the appointment of the additional member contemplated above, all subsequent nominees will only require a majority of the Nominating and Corporate Governance Committee to be eligible for consideration by the Board.  Pursuant to Section 19 of the Company’s Bylaws, the authorized number of directors of the Company shall not be less than a minimum of five (5) nor more than a maximum of seven (7).  Any shareholder proposal to increase the size of the Board of Directors above seven (7) members shall require the approval of a majority of the members of the Board of Directors and the approval of the Riley Director.

(d)           The Riley Group agrees to vote in favor of the Board’s slate of nominees for election as directors of the Company at the 2008 Annual Meeting and all future annual meetings of the Shareholders of the Company; provided that such slate includes the Riley Director and the Riley Director consents to be on such slate.  The Riley Group further agrees to vote in favor of the proposals submitted by the Board at the 2008 Annual Meeting and all future annual meetings of the shareholders of the Company; provided that the Riley Director is on the slate of directors for such meeting and the Riley Director consents to be on such slate and provided further that the Riley Director has voted in favor of such proposal as a member of the Board.  Notwithstanding anything in this Agreement to the contrary, this Section 3(d) shall terminate on the first date that the Riley Director ceases to be a director on the Board.

(e)           The Riley Director, upon election to the Board, will serve as an integral  member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited  to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

(f)            Immediately prior to the issuance of the press release contemplated in Section 6 hereof, the Riley Group shall, subject to Section 16 hereof: (i) irrevocably withdraw the Nomination Letter and shall terminate the pending proxy contest with respect to the election of directors at the 2008 Annual Meeting and (ii) file a Schedule 13D/A notifying the SEC of the termination of the proxy solicitation.  The Riley Group shall make all necessary filings with the SEC to accomplish such withdrawal and termination and at its own expense.

(g)           In the event Mr. Riley shall resign prior to the expiration of his term, then the Riley Group shall have the right to nominate a replacement to serve the remainder of Mr. Riley’s term.  The Riley Group hereby agrees that such nominee shall be “independent” as “independence” is defined by the listing standards of The NASDAQ Stock Market LLC.  In addition, such nominee shall provide all information required of shareholder nominees as set forth in the Company’s proxy statements filed with the SEC and such further information as reasonably requested by the Nominating and Corporate Governance Committee to determine the qualifications and independence of such nominee.  The appointment of such nominee shall be subject to the approval of the Board of Directors.  All references in this Agreement to the Riley Director shall also be deemed to mean such person as may be appointed a member of the Board of Directors pursuant to this Section 3(g).

4.             Standstill Period.

(a)           Each member of the Riley Group agrees that until at least June 30, 2009 and for such continuous time thereafter as the Riley Director remains a member of the Board (such period, the “Standstill Period”), without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, neither it nor any of its Affiliates (as such term is defined below) under its control or direction will directly or indirectly:

(i)            effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings), offer or propose to effect, or cause or participate in, or in way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect any (x) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; (y) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or (z) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries;

(ii)           acquire, offer or propose to acquire any voting securities (or beneficial ownership thereof), or rights or options to acquire any voting securities (or beneficial ownership thereof) of the Company if after any such case, immediately after the taking of such action the Riley Group, together with its respective Affiliates, would in the aggregate, beneficially own more that 9.9% of the then outstanding Common Stock;

(iii)         engage in any solicitation of proxies or consents to vote any voting securities of the Company in opposition to the recommendation of the Board with respect to any matter, including the election of directors;

(iv)          knowingly seek to influence any person with respect to the voting of any securities of the Company in opposition to the recommendation of the Board with respect to any matter, including but not limited to the election of members of the Board of Directors, unless requested to do so by the Company;

(v)            otherwise act, alone or in concert with others, to knowingly seek to control or influence the management or the policies of the Company;

(vi)          otherwise act, alone or in concert with others, to seek to control the Board or initiate or take any action to obtain representation on the Board, or seek the removal of any director from the Board, except as permitted expressly by this Agreement;

(vii)         take any action to seek to amend any provision of the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws except as may be approved by the Board;

(viii)        grant any proxy rights with respect to the Common Stock to any person not designated by the Company, except for Riley Investment Management LLC and only where it shares voting power pursuant to arrangements that exist on the date of this Agreement or agreements substantially similar to such existing arrangements;

(ix)          call or seek to have called any meeting of the shareholders of the Company;

(x)           propose any matter for submission to a vote of the shareholders of the Company;

(xi)          execute any written consents, waiver or demand with respect to the Common Stock;

(xii)         unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any proxy solicitation other than a proxy solicitation by the Company, (y) concerning any matter described in (i) through (x) above, or (z) negatively commenting upon the Company, including the Company’s management, Board of Directors, strategy, business, or corporate activities.

(xiii)       enter into any agreements with any third party with respect to any of the foregoing, except, in each case, as contemplated by this Agreement.

The provisions of this Section 4 shall not limit in any respect: (1) the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders or (2) statements that may be made in research reports of B. Riley & Co., LLC that address the semiconductor industry in general or that are specific to the Company and related client communications, so long as the Riley Director has not directed, prepared, reviewed or otherwise participated in the preparation of such research report.  The provisions of this Section 4 above shall not limit in any respect the ability of the Riley Director to instruct or advise the investment clients over which he possesses sole or shared voting power to vote against the recommendation of the Board to the shareholders, if the Riley Director, himself or herself, voted against such recommendation as a member of the Board.  Notwithstanding the above, in no event shall such exceptions to this Section 4 constitute a waiver of the confidentiality provisions of Section 5 hereof.

(b)           As used in this Agreement, the term “Affiliate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

5.             Confidentiality.

The members of the Riley Group (each, a “Recipient”) each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that the Confidential Information:

(a)           will be kept confidential by Recipient and Recipient’s Representatives (as defined below);

(b)           will not be disclosed by Recipient (except to other Recipients and their Affiliates and such person’s Representatives to the extent contemplated by this Agreement) or by Recipient’s Representatives to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement; and

(c)           will not be used for any purpose except as explicitly set forth in this Agreement.

It is understood and agreed that:

(a)           Recipient may disclose Confidential Information only to those of Recipient’s Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement;

(b)           Recipient shall be responsible for the breach of the provisions of this Section 5 by Recipient’s Representatives; and

(c)           the provisions of this Section 5 shall not apply to any director of the Company in his or her capacity as such.  As used in this Agreement, the term “Confidential Information” means and includes any and all of the information concerning the business and affairs of the Company that may hereafter be disclosed to Recipient by the Company or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of the Company; provided that “Confidential Information” shall not include information that:

(i)            was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by Recipient or any Representative thereof;

(ii)           was independently acquired by Recipient or its Representatives without violating any of the obligations of Recipient or its Representatives under this Agreement, or under any other contractual, legal, fiduciary or binding obligation of Recipient or its Representatives with or to the Company, or was available, or becomes available, to Recipient or its Representatives on a nonconfidential basis other than as a result of its disclosure to Recipient by the Company or any Representative of the Company, but only if to the knowledge of Recipient the source of such information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the information to Recipient or Recipient’s Representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company; or

(iii)         was independently developed by Recipient or its Representatives.

The Company acknowledges that no member of the Riley Group or its Affiliates or Representatives thereof shall be deemed to be in possession of Confidential Information solely by reason of receipt of such Confidential Information by the Riley Director.  The members of the Riley Group acknowledge that they, as well as their Representatives, are aware that the United States securities laws prohibit any person who has material non-public information about a company from trading in the securities of the company, including but not limited to purchasing or selling securities of such company, and establishing hedge positions through option trading or otherwise, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  The members of the Riley Group covenant and represent that they have established policies and procedures designed to ensure compliance with United States securities laws regarding the trading in the securities of a company while any such member, including the Riley Director, is in possession of material non-public information and covenants that each member will follow such policies and procedures.

6.             Public Announcement.

The Riley Group and the Company shall announce this Agreement and the material terms hereof within two (2) business days of the date hereof by means of a joint press release in the form attached as Exhibit A hereto.

7.             Disclosure.

The Riley Group acknowledges that this Agreement shall be filed with the SEC within four (4) business days of execution on a Current Report on Form 8-K.  The Company shall provide the Riley Group with a copy of such Current Report in advance of such filing for review.  The Company shall also provide the Riley Group with a copy of the proposed proxy statement for the 2008 Annual Meeting in advance of the filing of the proxy statement with the SEC.  Such proxy statement will also contain a description of this Agreement.

8.             Specific Performance.

Each member of the Riley Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of the Riley Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

9.             Jurisdiction; Applicable Law.

Each of the parties hereto:

(a)           consents to submit itself to the personal jurisdiction of federal or state courts of the State of California in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,

(b)           agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,

(c)           agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than federal or state courts of the State of California, and each of the parties irrevocably waives the right to trial by jury,

(d)           agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and

(e)           irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10.          Third Party Beneficiaries.

Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of any person or entity that is not a party hereto or a successor or permitted assignee of such party.

11.          Entire Agreement; Amendment and Waiver;

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  This Agreement may be amended only by a written instrument duly executed by the parties hereto, or their respective successors or assigns.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.          Successors and Assigns.

The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its obligations under this Agreement without the prior written consent of the other parties hereto.

13.          Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and delivered by overnight courier or facsimile or electronic mail and shall be deemed duly given on the date of delivery.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:		Silicon Storage Technology, Inc.
1171 Sonora Court
Sunnyvale, California 94086
	Attention:	Bing Yeh
President and Chief Executive Officer
Facsimile No. (408) 735-9036

With a copy to:		Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
	Attention:	Mark P. Tanoury, Esq.
John T. McKenna, Esq.
Facsimile No. (650) 849-7400

If to the Riley Group:		Riley Investment Management LLC
1110 Santa Monica Boulevard
Suite 810
Los Angeles, California 90025
Attention: Bryant Riley
Facsimile No: (310) 966-1096

14.          Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

15.          Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

16.          Termination

The provisions of this Agreement may be terminated by the non-breaching party in the event of a material breach by any party of any of the terms of this Agreement; provided, however, that the non-breaching party shall first provide written notice to the breaching party of the facts and circumstances giving rise to such breach, after which the breaching party shall have five (5) business days from receipt of such notice to cure such breach.  If the Company’s definitive proxy statement is not filed with the SEC on or prior to June 1, 2008 with the Riley Director as a nominee and the 2008 Annual Meeting is not held by July 1, 2008 then this Agreement shall be terminated and the Nomination Letter shall be deemed to have not been withdrawn.  Section 4 hereof shall automatically terminate on such date that is after June 30, 2009, that the Riley Director is not a member of the Board.  Any termination of this Agreement as provided herein will be without prejudice to the rights of any party arising out of the breach by any other party of any provision of this Agreement.  Sections 1 and 2, and 5 through 16 shall survive any such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

SILICON STORAGE TECHNOLOGY, INC.	RILEY INVESTMENT PARTNERS MASTER FUND, L.P.

/S/ BING YEH	By:	Riley Investment Management LLC, its General Partner
Bing Yeh
President, Chief Executive Officer and
Chairman of the Board

/S/ BRYANT R. RILEY
Bryant R. Riley, Managing Member

RILEY INVESTMENT MANAGEMENT LLC

/S/ BRYANT R. RILEY
Bryant R. Riley, Managing Member

B. RILEY & CO. RETIREMENT TRUST

/S/ BRYANT R. RILEY
Bryant R. Riley, Trustee

B. RILEY & CO., LLC

/S/ BRYANT R. RILEY
Bryant R. Riley, Chairman

BRYANT R. RILEY

/S/ BRYANT R. RILEY

Exhibit A

Form of Press Release

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Nominates Bryant R. Riley for Election to its Board of Directors;

Annual Meeting to be Held June 27, 2008

SUNNYVALE, Calif., May 23, 2008 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced that pursuant to a settlement agreement with entities and persons affiliated with Riley Investment Management, LLC, it will include Bryant R. Riley, on management’s slate of directors for election at the company’s annual meeting of shareholders to be held on June 27, 2008.  If elected by the company’s shareholders, Riley will join the Board at the annual meeting and will be appointed to the Nominating and Corporate Governance Committee and the Compensation Committee.  Pursuant to the settlement agreement, Riley Investment Management, LLC and related affiliates will withdraw their proposed slate of directors for election at the annual meeting of shareholders.

“I appreciate the opportunity to join the Board of SST,” said Bryant R. Riley.  “Over the last few days, I have met the independent directors and feel confident that we can work together to enhance value for shareholders. As part of the Nominating Committee, I have numerous candidates that I believe would be a strong fit for the Board and I will be actively involved in this process.  I look forward to working closely together with the other directors to find a strong fit for the benefit of the company, its shareholders and customers.”

“We are pleased to nominate Bryant to the Board of Directors,” said Bing Yeh, president and CEO of SST.  “SST is executing on a strategy of diversification that we believe will allow for better growth opportunities for our company and more return for our shareholders. We look forward to drawing upon Bryant’s experience and expertise as we continue to build upon the strong foundation we have laid.”

-More-

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the Company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, the performance of new products, growth opportunities, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, SST’s ability to bring new products to market and shareholder returns, all of which involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s  SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

2

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.

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3

Exhibit B

Beneficial Ownership of Riley Group

Riley Investment Partners Master Fund, L.P.	594,526
Riley Investment Management LLC*	4,984,874
B. Riley & Co., LLC	718,874
B. Riley & Co. Retirement Trust	50,000
Bryant Riley*	5,761,748

*Excludes 509,876 shares held by an investment advisory account of Riley Investment Management LLC, with respect to which beneficial ownership is disclaimed.